Exhibit 99.1     Press release of Alcan Inc., issued January 4, 2005.

Press Release

FOR IMMEDIATE RELEASE

ALCAN BOARD GIVES GREEN LIGHT FOR

JANUARY 6, 2005 NOVELIS SPIN-OFF

Montreal, Canada - January 4, 2005 - Alcan Inc. (NYSE, TSX: AL) announced today that its Board of Directors has given the final authorization for the spin-off of its rolled products businesses into an independent publicly-traded company named Novelis Inc.

"We wish Novelis well in its endeavours and look forward to working with it in the future," said Travis Engen, President and Chief Executive Officer of Alcan. "In addition to being a new beginning for Novelis, this is also a new beginning for the on-going Alcan. Alcan continues to be well positioned to lead and excel in our first rate bauxite and alumina, primary metal, and high growth packaging and engineered products businesses," he added.

Novelis will be the world's largest aluminum rolled products company - based on shipment volumes - with 2003 pro forma revenues of US$6.2 billion. Domiciled in Toronto, Canada, and having an executive office in Atlanta, United States, the company will operate on four continents, with 37 operating facilities in 12 countries and 13,500 employees. Novelis shares will be traded on both the Toronto and New York stock exchanges.

"With this final milestone achieved, Novelis is now ready to begin independent operations as the global leader in aluminum rolled products," said Brian Sturgell, President and Chief Executive Officer elect of Novelis. "We will be the only company of our size and scope focused solely on aluminum rolled products markets and the only company capable of producing technically sophisticated solutions for our customers on all four major continents," he added.

On December 22, 2004, with 99.92 percent support, Alcan's shareholders approved a plan of arrangement and authorized the Board of Directors to implement the spin-off. On December 23, 2004 the plan of arrangement received the required final judicial approval. Following the authorization received from shareholders and the other required legal and regulatory clearances, the Board of Directors has set January 6, 2005 as the effective date for the Novelis spin-off. Novelis will then implement its US$2.9 billion refinancing, which it expects to complete in several steps over the month of January, proceeds of which will be used to repay inter-company loans from Alcan.

Alcan shareholders will receive one Novelis common share for every five Alcan common shares held. Common shares of Novelis are expected to start trading on a "when issued" basis on the Toronto (TSX) and New York (NYSE) stock exchanges (ticker symbol: NVL) on January 6, 2005 with a distribution record date of January 11, 2005. "Regular-way" trading is expected to commence on the TSX on January 7, 2005 and on the NYSE on January 19, 2005. Holders of Alcan common shares who sell them, in regular-way trading, on the TSX on or before January 6 or on the NYSE on or before January 18, 2005 will also be selling their entitlement to receive Novelis shares in the spin-off. Alcan shareholders are encouraged to consult their brokers.

Today's Alcan is a multinational, market-driven company and a global leader in aluminum and packaging, as well as aluminum recycling. With world-class operations in primary aluminum, fabricated aluminum as well as flexible and specialty packaging, aerospace applications, bauxite mining and alumina processing, today's Alcan is well positioned to meet and exceed its customers' needs for innovative solutions and service.

Statements made which describe the Company's intentions, expectations or predictions may be "forward-looking statements" within the meaning of securities laws. By their nature, forward-looking statements involve risk and uncertainty; the Company's actual results could differ materially from those expressed or implied in such forward-looking statements.

Media Contact: Anik Michaud Tel.: +1-514-848-8151 media.relations@alcan.com	Investor Contact: Corey Copeland Tel.: +1-514-848-8368 investor.relations@alcan.com